Exhibit 99(b)

   INFORMATION

FOR IMMEDIATE RELEASE	Furniture Brands International Inc. 101 South Hanley Road St. Louis, Missouri 63105 For Further Information Call Marty Richmond 314-863-1100

FURNITURE BRANDS INTERNATIONAL ANNOUNCES ELECTION OF

MATTHEW E. RUBEL TO SERVE ON ITS BOARD OF DIRECTORS

St. Louis, Missouri, October 26, 2006 – Furniture Brands International, Inc. (NYSE:FBN), announced today that Matthew E. Rubel, Chief Executive Officer and President of Payless ShoeSource, Inc., has been elected to the Furniture Brands International Board of Directors.

Payless ShoeSource, Inc. is the country’s largest specialty family footwear retailer with nearly 4,600 locations and $2.7 billion in annual sales. Before assuming his current role at Payless, Mr. Rubel held positions of increasing responsibility with Revlon, Inc.; Pepe Jeans; J. Crew Group, Inc.; and Nike, Inc.; among others. Most recently, Mr. Rubel served as the Chairman, President and CEO of the Cole Haan subsidiary of Nike, Inc. where he transformed Cole Haan into a global lifestyle brand celebrating American luxury. Since joining Payless in July 2005, he has worked successfully to improve same-store sales, to leverage the company’s sourcing and distribution strengths, and to democratize fashion and design in footwear and accessories.

Mr. Rubel earned a B.A. degree cum laude in journalism from Ohio University and he earned his M.B.A. from the University of Miami in 1980.

W.G. (Mickey) Holliman, Chairman and Chief Executive Officer of Furniture Brands commented: “Matt Rubel has proven himself an outstanding business leader and we are delighted he has agreed to serve on our Board of Directors. Matt brings to us his expertise in transforming businesses with multiple distribution channels, he understands online and direct marketing, and he appreciates the power of differentiated brands. His contributions to our company will be many.”

Mr. Rubel commented: “I am pleased to join the Furniture Brands Board. I am looking forward to working with other talented members of the Board and the Furniture Brands management team to contribute to the growth and profitability of the company.”

Furniture Brands International is one of America’s largest residential furniture companies. The company produces, sources and markets its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith.